Filed Pursuant to Rule 433

November 2, 2026

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated November 2, 2026

and the Prospectus dated February 12, 2026

Registration No. 333-293429

L3Harris Technologies, Inc.

$500,000,000 5.200% Notes due 2029

$500,000,000 5.400% Notes due 2032

Pricing Term Sheet

	5.200% Notes due 2029	5.400% Notes due 2032
Issuer:	L3Harris Technologies, Inc.	L3Harris Technologies, Inc.
Expected Ratings (Moody’s / S&P / Fitch):(1)	Baa2 (Positive) / BBB (Stable) / BBB+ (Stable)	Baa2 (Positive) / BBB (Stable) / BBB+ (Stable)
Security Type:	Senior unsecured notes (the “2029 Notes”)	Senior unsecured notes (the “2032 Notes”)
Principal Amount:	$500,000,000	$500,000,000
Trade Date:	November 2, 2026	November 2, 2026
Settlement Date (T+3):(2)	November 5, 2026	November 5, 2026
Maturity Date:	November 5, 2029	April 15, 2032
Interest Payment Dates:	May 5 and November 5 of each year, commencing on May 5, 2027	April 15 and October 15 of each year, commencing on April 15, 2027
Public Offering Price:	99.951% of the principal amount, plus accrued and unpaid interest, if any, from November 5, 2026	99.813% of the principal amount, plus accrued and unpaid interest, if any, from November 5, 2026
Yield to Maturity:	5.218%	5.441%
Benchmark Treasury:	4.875% due October 15, 2029	4.750% due October 31, 2031
Spread to Benchmark Treasury:	T+57 basis points	T+75 basis points
Benchmark Treasury Price / Yield:	100-19 ¾ / 4.648%	100-08 ¼ / 4.691%
Interest Rate:	5.200% per annum	5.400% per annum

Optional Redemption:	Make-Whole Call: At any time prior to October 5, 2029 (the date that is one month prior to the maturity date), at a make-whole redemption price equal to the greater of (1) the make-whole amount at a discount rate equal to the Treasury Rate (as defined in the preliminary prospectus supplement) plus 10 basis points and (2) 100% of the principal amount, in each case, plus accrued and unpaid interest to the date of redemption.	Make-Whole Call: At any time prior to March 15, 2032 (the date that is one month prior to the maturity date), at a make-whole redemption price equal to the greater of (1) the make-whole amount at a discount rate equal to the Treasury Rate (as defined in the preliminary prospectus supplement) plus 15 basis points and (2) 100% of the principal amount, in each case, plus accrued and unpaid interest to the date of redemption.
	Par Call: At any time on or after October 5, 2029 (the date that is one month prior to the maturity date), at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.	Par Call: At any time on or after March 15, 2032 (the date that is one month prior to the maturity date), at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.
Minimum Denomination:	$2,000 x $1,000	$2,000 x $1,000
CUSIP / ISIN:	502431 AW9 / US502431AW97	502431 AX7 / US502431AX70
Joint Book-Running Managers:

Citigroup Global Markets Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Citigroup Global Markets Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Investing in the 2029 Notes or the 2032 Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the preliminary prospectus supplement.

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

(2) We expect that delivery of the 2029 Notes and the 2032 Notes (together, the “Notes”) will be made against payment therefor on or about the settlement date specified in this pricing term sheet, which will be the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before settlement will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.